CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-16201) of Energy East Corporation of our report dated June 27, 2007 relating to the financial statements of the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Hourly Paid Employees, which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for fully benefit-responsive investment contracts and appears in this Form 11-K.

/s/ Baker Newman & Noyes Limited Liability Company
Portland, Maine June 29, 2007